EXHIBIT 10.30

ENTRAVISION COMMUNICATIONS CORPORATION

2004 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

[Name]

[Address]

[Address]

Dear [Name]:

You have been granted an award of Restricted Stock Units (an “Award”) under the Entravision Communications Corporation (together with its Affiliates, the “Company”) 2004 Equity Incentive Plan, as amended (the “Plan”) with the following terms and conditions:

Grant Date:
Number of Restricted Stock Units:	____ Restricted Stock Units
Vesting Schedule:

Your Restricted Stock Units will vest as follows:

(i)__% of your Restricted Stock Units will vest on _________;

(ii)__% of your Restricted Stock Units will vest on _________;

(iii)__% of your Restricted Stock Units will vest on _________; and

(iv)__% of your Restricted Stock Units will vest on _________;

in each case provided that you are employed by the Company on such date.

If your employment terminates as a result of death or Disability prior to the vesting date, your Restricted Stock Units will become fully vested on the date of such termination.  If you are employed by the Company at the time of a Change of Control, your Restricted Stock Units will vest as determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”) or otherwise as provided by Section 16(c) of the Plan (provided, that, for purposes of Section 16(d) of the Plan and notwithstanding anything therein, accelerated vesting of Restricted Stock Units will be cut back as necessary to avoid the application of Section 280G, if applicable, and neither you nor the Company will have any discretion to elect other compensation to be cut back prior to cutting back any accelerated vesting under this Award).  Upon any other termination of employment prior to the vesting date, you will forfeit the Restricted Stock Units.

Issuance of Shares:	As soon as practicable after your Restricted Stock Units vest, the Company will issue in your name a number of Shares equal to the number of Restricted Stock Units that have vested.
Transferability of Restricted Shares:

By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies (including without limitation, the Company’s Insider Trading Policy) prohibit such sale.

Rights as Shareholder:	You will not be deemed for any purposes to be a shareholder of the Company with respect to any of the Restricted Share Units unless and until Shares are issued therefor upon vesting of the units.
Transferability of Award:

You may not transfer, assign, hypothecate, pledge or encumber this Award for any reason, other than any transfer under your will or as required by intestate laws.  Except for permitted transfers as described in the foregoing sentence, any attempted transfer, assignment, hypothecation, pledge or encumbrance will be null and void.  Your Restricted Stock Units are not subject to any offset for any amounts that may be owed to the Company or otherwise.

Tax Withholding:

To the extent that the payment of the Restricted Stock Units results in income to you for Federal, state or local income tax purposes, the Company may withhold that number of Shares otherwise deliverable to you having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold.  The value of any fractional Share remaining shall be paid in cash.

Miscellaneous:

The existence of this Award shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the common stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

This Award shall be interpreted by the Committee and any interpretation by the Committee of the terms of this Award or the Plan and any determination made by the Committee pursuant to this Award shall be final, binding and conclusive.

The issuance of Shares under this Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

This Award is intended to constitute a “deferral of compensation” within the meaning of Section 409A and shall be administered and construed in a manner consistent with this intent.  In furtherance of the foregoing and notwithstanding anything to the contrary herein, if you are a “specified employee” of the Company (as determined by the Company in accordance with Section 409A) as of the date of your separation from service with the Company, then the Shares otherwise deliverable to you upon your separation from service will be delayed and issued to you on the first day of the seventh month following your separation from service.

This Restricted Stock Unit Award is granted under and governed by the terms and conditions of the Plan.  Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.

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